Exhibit 16








February 29, 2000


Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Paperclip Software, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated February 29, 2000. We agree with the statements concerning our Firm in such Form 8-K.


Very truly yours


/s/ Arthur Andersen LLP